Exhibit 99.1

CORRECTING and REPLACING Nara Bancorp Announces 42% Increase in Net Income to $5.6
Million for the Fourth Quarter of 2004

Tuesday February 1, 4:28 am ET

LOS ANGELES—(BUSINESS WIRE)—Feb. 1, 2005—In BW6217 issued Jan. 31, 2005: Please replace the release dated January 31, 2005 with the following corrected version due to multiple reivisions.

The corrected release reads:

NARA BANCORP ANNOUNCES 42% INCREASE IN NET INCOME TO $5.6 MILLION FOR THE FOURTH QUARTER OF 2004

Nara Bancorp, Inc. (Nasdaq:  NARA-NEWS), the holding company of Nara Bank (the “Bank”) today announced preliminary unaudited financial results for 2004.  Nara Bancorp, Inc. (the “Company”) reported net income of $5.6 million or $0.23 earnings per diluted share for the fourth quarter of 2004, a 42% increase compared with $4.0 million or $0.16 for the fourth quarter of 2003.  Net income for the year ended December 31, 2004 increased 35% to $19.3 million or $0.78 earnings per diluted share compared with $14.3 million or $0.62 earnings per diluted share for the year ended December 31, 2003.  Earnings per share, dividends per share, and book value per share have been restated for the two-for-one stock split declared on May 17, 2004 and paid on June 15, 2004.

Fourth Quarter Highlights:

(2004 Fourth Quarter vs. 2003 Fourth Quarter)

•                  42% increase in net income to $5.6 million compared with $4.0 million

•                  44% increase in diluted EPS to $0.23 compared with $0.16

•                  24% increase in net interest income to $16.1 million compared with $12.9 million

•                  4% increase in non-interest income to $5.7 million compared with $5.5 million

•                  12% increase in non-interest expenses to $11.8 million compared with $10.5 million

•                  21.99% annualized ROE compared with 18.72%

•                  1.57% annualized ROA compared with 1.31%

Full Year Highlights:

General

•                  Nara Bancorp included in S&P Small Cap 600 Index

•                  Consistently declared quarterly cash dividend of $0.0275 or $0.11 per year

•      Opened Rowland Heights branch in California

•                  Opened two loan production offices, Denver, Colorado and Dallas, Texas

•                  20.41% ROE compared with 19.01% in 2003

•                  1.41% ROA compared with 1.32% in 2003

Balance Sheet Items – (December 31, 2004 vs. December 31, 2003)

•                  20% increase in total assets to $1.5 billion

•                  22% loan growth including loans held for sale to $1.2 billion

•                  18% increase in deposits to $1.3 billion

Income Statement Comparison Highlights (2004 vs. 2003)

•                  35% increase in net income to $19.3 million compared with $14.3 million

•                  26% increase in diluted EPS to $0.78 compared with $0.62

•                  28% increase in net interest income to $58.4 million compared with $45.5 million

•                  6% increase in non-interest income to $21.6 million compared with $20.4 million

•                  17% increase in non-interest expenses to $43.6 million compared with $37.4 million

The Company reported an increase of 42% in net income for the fourth quarter to $5.6 million, or $0.23 earnings per diluted share compared with $4.0 million, or $0.16 earnings per diluted share for the fourth quarter of 2003.  Net income for the year ended December 31, 2004 was $19.3 million, or $0.78 earnings per diluted share, compared with $14.3 million, or $0.62 earnings per diluted share for the same period in 2003.

The annualized return on average assets (ROA) for the 2004 fourth quarter was 1.57% and the annualized return on average equity (ROE) was 21.99%.  The annualized ROA and ROE for the 2003 fourth quarter were 1.31% and 18.72%.  The efficiency ratio was 53.97% for the fourth quarter of 2004 compared with 57.02% for the fourth quarter of 2003.  The efficiency ratio improved during the fourth quarter of 2004 compared with the fourth quarter of 2003 in spite of realizing securities impairment charges of $394 thousand in the fourth quarter of 2004.  The ROA for 2004 full year was 1.41% and the ROE was 20.41% compared with 1.32% and 19.01% for 2003.  The efficiency ratio for the 2004 year was 54.56% compared with 56.84% in 2003.  Included in the 2004 efficiency ratio is the recognition of $2.6 million in securities impairment charges.

Benjamin Hong, President and Chief Executive Officer, commented, “We are very pleased with the strong financial performance of Nara during the fourth quarter of 2004 and for the full year.  Our continued focus on balanced growth in all regions while adhering to our strict underwriting criteria provided a consistent growth in our balance sheet and income statements.

Based on the current interest rate environment and economic conditions, our estimate for 2005 diluted earnings per share is between $1.00 and $1.04.”

Net Income

Net income increased by 42% to $5.6 million for the quarter ended December 31, 2004 from $4.0 million for the corresponding quarter of the prior year primarily as a result of an increase in net interest income and a decrease in provision for loan losses partially offset by an increase in non-interest expenses and income tax provision.

Net income for the year ended December 31, 2004 increased 35% to $19.3 million or $0.78 earnings per diluted share compared with $14.3 million or $0.62 earnings per diluted share for the year ended December 31, 2003 primarily as a result of an increase in net interest income, a decrease in the provision for loan losses, an increase in non-interest income partially offset by an increase in non-interest expenses and income tax provision.

Net Interest Income

Net interest income for the 2004 fourth quarter increased by $3.2 million, or 24%, to $16.1 million compared with $12.9 million in the same period of 2003.  This increase was primarily due to $211 million increase in the average balance of total interest earning assets.  Annualized net interest margin also increased to 4.79% for the quarter ended December 31, 2004 from 4.57% for the corresponding quarter of 2003 due to the increases in the yield on average interest-earning assets which was only partially offset by increases in the average rate paid on interest bearing liabilities.

Net interest income increased by $12.9 million, or 28%, to $58.4 million for the full year 2004 compared with $45.5 million for 2003.  This increase was primarily due to $256 million increase in the average balance of total interest earning assets.  The net interest margin also increased to 4.58% for the full year 2004 from 4.46% in 2003 due to the combination of yield increases in interest earning assets and a decrease in the average cost of interest bearing liabilities.

Non-interest Income

Non-interest income increased $237 thousand, or 4%, to $5.7 million for the fourth quarter ended December 31, 2004 compared with $5.5 million for the corresponding quarter of 2003 primarily as a result of an increase in gain on sale of SBA loans and loan referral fees offset by a decrease in income from service charges on deposits and recognition of other than temporary securities impairment charges in 2004.  During the fourth quarter of 2004 gain on sale of SBA loans increased by $646 thousand to $1.7 million compared with $1.1 million in the fourth quarter of 2003 due to an increase in SBA loans funded and sold during the fourth quarter of 2004 compared with the fourth quarter of 2003.  Recognition of loan referral fees was $266 thousand in the fourth quarter of 2004 compared with none in the 2003 fourth quarter due to a new loan sales referral arrangement entered into with GE Capital and Zion Bancorp.  Service charges on deposits decreased $359 thousand to $1.7 million in the fourth quarter of 2004 compared with the fourth quarter of 2003 due to the reduction of money servicing business during the year.  Recognition of impairment charges related to other than temporary declines in market value of securities were $394 thousand in the fourth quarter of 2004 and there were no impaired securities in 2003.

Non-interest income increased $1.2 million, or 6%, to $21.6 million in 2004 compared with $20.4 million in 2003, primarily as a result of increases in gain on sale of SBA loans and loan referral fees offset by recognition of valuation losses in interest rate hedges and other than temporary securities impairment charges in 2004.  During 2004, gain on sale of SBA loans increased $2.3 million to $6.5 million due to an increase in SBA loans funded and sold during the 2004 year compared with the 2003 year.  Recognition of loan referral fees was $1.0 million compared to none in 2003 due to a new loan sales referral arrangement entered into with GE Capital and Zion Bancorp.  During 2004, valuation losses in interest rate hedges were $382 thousand compared with a valuation gain of $80 thousand in 2003 due to a decline in the aggregate value of the interest rate hedges.  Recognition of impairment charges related to other than temporary declines in market value of securities were $2.6 million in 2004 compared to none in 2003.

Non-interest Expenses

Non-interest expenses for the fourth quarter increased by $1.3 million to $11.8 million compared with the corresponding quarter of 2003 primarily as a result of the increases in salaries and employee benefits and professional fees expenses.  During the fourth quarter of 2004 salaries and employee benefits expenses increased by $360 thousand to $5.8 million compared with the fourth quarter of 2003 due to the hiring of new employees required to support the growth of the Bank.  Professional fees increased by $541 thousand to $994 thousand compared with the fourth quarter of 2003 primarily due to expenses associated with Sarbanes-Oxley compliance.

Non-interest expenses increased $6.2 million to $43.6 million in 2004 compared with 2003 primarily due to the increases in salaries and employee benefits, occupancy, advertising and marketing, professional fees, loan referral fees, and amortization of intangible assets expenses.  During the 2004 year, salaries and employee benefits increased $2.2 million to $22.4 million as a result of hiring new employees to support the growth of the Bank.  Occupancy expenses increased $620 thousand to $5.4 million compared to 2003 due to the opening of new branches and loan production offices.  Advertising and marketing expenses increased $463 thousand to $1.9 million compared to 2003 due to the additional advertising provided to support new deposit and loan promotions conducted during the year.  Professional fees expenses increased $1.1 million to $2.5 million compared to 2003 primarily due to expenses associated with Sarbanes-Oxley and Bank Secrecy Act compliance during the year.  Loan referral fees which were primarily loan referral payments to loan brokers increased $562 thousand to $1.5 million compared with 2003.  Amortization of intangible assets expenses increased $421 thousand in 2004 to $830 thousand compared with 2003 due to the amortization of core deposit premiums associated with acquisitions made during the second half of 2003.

Loan Growth

Loans net of unamortized deferred loan fees increased $59 million during the fourth quarter of 2004 to $1.2 billion or an annualized rate of 21%.  During the quarter, commercial real estate increased $45.7 million, commercial loans increased $12.6 million, trade finance increased $736 thousand, SBA loans increased $1.9 million, and consumer loans decreased $1.4 million.  During the fourth quarter of 2004, SBA department originated $20.3 million SBA loans of which approximately $7.1 million is held for portfolio and sold $23.4 million.

For the 2004 year, loans net of unamortized deferred loan fees increased $224.4 million or 23% to $1.2 billion compared with December 31, 2003.  During the year, real estate and construction loans increased $141.8 million, commercial loans increased $57.5 million, trade finance increased $5.4 million, SBA loans increased $18.8 million, and consumer loans increased $1.5 million.

Credit Quality

Total non-performing assets at December 31, 2004 were $2.9 million.  Net loan charge-offs were $334 thousand for the quarter ended December 31, 2004 compared with $822 thousand during the fourth quarter of 2003.  The annualized net charge-off rate on average loans for the fourth quarter of 2004 was 0.11% compared with 0.34% for the fourth quarter of 2003.  During the 2004 fourth quarter, a $200 thousand in provision for loan losses was provided compared with $1.6 million during the fourth quarter of 2003.

Net loan charge-offs were $1.7 million for the 2004 year compared with $1.9 million for 2003.  The net charge-off rate on average loans for 2004 was 0.16% compared with 0.23% for 2003.  The Company provided $3.9 million in provision for loan losses in 2004 compared with $5.3 million the year before which brought the allowance for loan losses to $14.6 million, or 1.20% of the gross loans at December 31, 2004 compared with $12.5 million, or 1.25%, at December 31, 2003.

Securities

Securities, including available for sale and held to maturity totaled $140.2 million at December 31, 2004, an increase of $5.8 million from 2003.  During the fourth quarter of 2004, as a result of an other than temporary decline in market value of securities, a $394 thousand charge was recognized for government sponsored enterprises Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) floating rate preferred stocks.  For the twelve months ended December 31, 2004, a total of $2.6 million in securities impairment charges were recognized for those floating rate preferred stocks.  Subsequent to December 31, 2004, all floating rate FNMA and FHLMC preferred stocks were sold with a slight gain from the December 31, 2004 adjusted book value, eliminating any future impairment issues.

Deposits

Deposits increased $2.8 million during the 2004 fourth quarter to $1.3 billion.  For the 2004 year, deposits increased $194.6 million or 18% compared with December 31, 2003.

The average cost of deposits for the quarter ended December 31, 2004 increased to 1.53% from 1.21% for the corresponding quarter of the prior year due to the increases in market interest rates during the fourth quarter of 2004.  The average cost of deposits decreased to 1.32% for 2004 from 1.43% for 2003 due to generally lower market interest rates for the first three quarters of 2004 compared to 2003.

Income Taxes

The effective tax rate for the fourth quarter ended December 31, 2004 was 43.1% compared with 37.1% for the same period in 2003.  The increase in the effective tax rate is primarily due to less tax exempt income in 2004 and no benefit in 2004 from real estate investment trust tax credits as were recognized in 2003.  The effective tax rate for the year-ended 2004 was 40.6% compared with 38.3% for 2003.

Capital

Stockholders’ equity increased $18.2 million to $103.2 million at the end of 2004 compared with $85.0 million at year-end 2003.  The Tier 1 Leverage Ratio of the Company was 9.13% and 8.84% at December 31, 2004 and 2003, respectively.  The Company’s capital ratios exceed regulatory requirements and the Company continues to be categorized as “Well Capitalized.”

Fourth Quarter Earnings Teleconference and Webcast

Nara will hold a conference call and audio webcast, Tuesday, February 1, 2005, at 8:00 a.m. Pacific time to discuss the financial results of the fourth quarter.  The webcast will be available through a link on the Investor Relations page of the Company’s website at www.narabank.com and may be accessed through Thompson StreetEvents www.fullldisclosure.com.  The dial in number is (800) 901–5213 and the passcode is 17315625.  If you are unable to listen to the webcast, a replay will be available at both websites temporarily.

About Nara Bancorp

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service commercial bank headquartered in Los Angeles with twenty-five branches and loan production offices in the United States, and one representative office in Seoul, Korea.  Nara Bank operates full-service branches in California and New York with loan production offices in California, Washington, Colorado, Texas, Georgia, Illinois, New Jersey, and Virginia.  Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade.  Presently, Nara Bank serves a diverse group of customers mirroring its communities.  Nara Bank specializes in core business banking products for small and medium-sized companies with emphasis in commercial real estate and business lending, SBA lending and international trade financing.  Nara Bank is a member of the FDIC and is an Equal Opportunity Lender.  For more information on Nara Bank call our Los Angeles office at 213-639-1700 or New York office at 212-279-2790 or visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on Nasdaq under the symbol “NARA.”

Forward-Looking Statements

This press release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting Nara Bancorp’s operations, markets, products, services, and pricing. Nara Bancorp undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect Nara Bancorp’s financial results, described in other documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly Form 10-Qs and Annual Reports on Form 10-K/A, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT INFORMATION:

Benjamin Hong, Chief Executive Officer

213-639–1700

Timothy T. Chang, Chief Financial Officer

213-637-2596

timchang@narabank.com

Annie Ahn, Public Relations

213-427-6315

annie@narabank.com

Nara Bancorp, Inc.

Consolidated Statement of Financial Condition

Unaudited (Dollars in Thousands)

	December 31
	2004	2003
Assets
Cash and due from banks	$27,712	$34,238
Term federal funds sold	12,000	5,000
Federal funds sold	47,500	37,200
Securities available for sale, at fair value	133,386	126,412
Securities held to maturity, at cost (fair value $2,088 at December 31, 2004 and $2,149 at December 31, 2003)	2,001	2,001
FHLB and FRB stocks	4,802	5,958
Loans held for sale	4,730	3,927
Loans	1,221,735	997,338
Allowance for loan losses	(14,627)	(12,471)
Net loans	1,207,108	984,867
Accrued interest receivable	5,124	4,718
Premises and equipment, net	7,363	6,766
Goodwill and intangible assets, net	1,909	1,909
Intanbigle assets, net	4,204	4,855
Other assets	48,059	42,177
Total assets	$1,505,898	$1,260,028

Liabilities

Deposits	$1,255,975	$1,061,415
FHLB borrowings	90,000	60,000
Trust preferred securities	39,268	39,268
Accrued interest payable	3,412	3,291
Other liabilities	14,036	11,057

Total liabilities	1,402,691	$1,175,031

Stockholders’ Equity

Common stock, $0.001 par value, authorized 40,000,000 shares at December 31, 2004 and 20,000,000 shares at December 31, 2003, shares issued and outstanding 23,333,338 and 11,560,089 shares at December 31, 2004 and December 31, 2003	$23	$12
Capital surplus	44,903	43,058
Deferred compensation	(3)	(10)
Retained earnings	58,801	41,992
Accumulated other comprehensive income (loss)	(517)	(55)

Total stockholders’ equity	103,207	84,997

Total liabilities and stockholders’ equity	$1,505,898	$1,260,028

Nara Bancorp, Inc.

Consolidated Statements of Income

Unaudited (Dollars in Thousands, Except for Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
INCOME STATEMENT	2004	2003	2004	2003

Interest income:
Loans	$19,742	$14,393	$68,215	$51,429
Securities	1,186	1,415	5,038	5,768
Federal funds sold and other investments	195	104	710	796
Interest rate swaps	574	890	3,108	3,432
Total interest income	21,697	16,802	77,071	61,425

Interest expenses:
Deposits	4,770	3,065	15,511	12,774
Borrowings	821	789	3,175	3,160
Total interest expense	5,591	3,854	18,686	15,934

Net interest income	16,106	12,948	58,385	45,491
Provision for loan losses	200	1,635	3,900	5,250
Net interest income after provision for loan losses	15,906	11,313	54,485	40,241

Noninterest income:
Service charge on deposits	1,739	2,098	7,640	7,678
Gain on sale of loans	1,739	1,226	6,722	4,397
Gain on sale of securities	310	449	743	854
Loan referral fee	266	—	1,013	—
Interest rate hedging	(188)	(357)	(382)	80
Other than temporary impairment charge	(394)	—	(2,593)	—
Other charges and fees	2,262	2,081	8,469	7,369
Total noninterest income	5,734	5,497	21,612	20,378

Noninterest expense:
Salaries and employee benefits	5,849	5,489	22,394	20,204
Occupancy	1,386	1,386	5,413	4,793
Furniture and equipment	514	440	1,931	1,582
Advertising and marketing	560	459	1,855	1,392
Communications	209	151	685	631
Data processing	593	565	2,400	2,087
Professional fees	994	453	2,482	1,426
Loan referral fees	334	246	1,476	914
Office supplies and forms	128	149	460	447
Amortization of intangible assets	207	175	830	409
Other expenses	1,012	1,004	3,717	3,555
Total noninterest expense	11,786	10,517	43,643	37,440
Income before income taxes	9,854	6,293	32,454	23,179
Income tax provision	4,244	2,334	13,173	8,866
Net Income	$5,610	$3,959	$19,281	$14,313

Earnings Per Share:
Basic	$0.24	$0.17	$0.83	$0.65
Diluted	$0.23	$0.16	$0.78	$0.62

Average Shares Outstanding
Basic	23,326,621	23,087,402	23,228,672	22,055,890
Diluted	24,743,578	24,011,148	24,576,174	23,104,682

Nara Bancorp, Inc.

Supplemental Data

Unaudited (Dollars in Thousands, Except for Per Share Data)

	(Annualized) At or for the three months ended December 31,		At or for the twelve months ended December 31,
	2004	2003	2004	2003
Profitability measures:
ROA	1.57%	1.31%	1.41%	1.32%
ROE	21.99%	18.72%	20.41%	19.01%
Net interest margin	4.79%	4.57%	4.58%	4.46%
Efficiency ratio	53.97%	57.02%	54.56%	56.84%
Yield on average interest-earning assets	6.45%	5.93%	6.04%	6.02%
Cost of interest bearing liabilities	2.29%	1.91%	2.03%	2.17%
Cost of interest bearing deposits	2.09%	1.74%	1.84%	2.02%
Average cost of all deposits during the period	1.53%	1.21%	1.32%	1.43%

	For the three months ended		For the twelve months ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
AVERAGE BALANCES
Loans, including loans held for sale	$1,192,223	$978,217	$1,113,750	$839,097
Other interest earning assets	152,865	155,932	161,460	180,480
Total interest earning assets	1,345,088	1,134,149	1,275,210	1,019,577
Other assets	85,430	79,048	89,879	67,464
Total assets	$1,430,518	$1,213,197	$1,365,089	$1,087,041

Savings and interest bearing demand deposits	$481,168	279,957	$398,878	$245,646
Time deposits	433,478	426,488	444,842	387,304
Total interest-bearing depostis	914,646	706,445	843,720	632,950
Borrowings	25,787	78,211	38,400	79,126
Junior subordinated debentures	37,138	22,301	37,126	20,663
Total Interest bearing liabilities	977,571	18,007	919,246	732,739
Noninterest bearing demand deposits	330,626	303,652	333,537	262,933
Other liabilities	20,288	18,007	17,857	16,085
Total liabilities	1,328,485	1,128,616	1,270,640	1,011,769
Stockholders’ equity	102,033	84,581	94,449	75,284
Total liabilities and stockholders’ equity	$1,430,518	$1,213,197	$1,365,089	$1,087,041
Total deposits	$1,245,272	$1,010,097	$1,177,257	$895,883

	December 31, 2004	December 31, 2003
LOAN PORTFOLIO ANALYSIS:
Real estate and constructions	$717,747	$575,930
Commercial	296,276	238,798
Trade finance	68,186	62,741
SBA loans	77,479	58,662
Consumer and other loans	64,845	63,371
Loans outstanding	1,224,533	999,502
Unamortized deferred loan fees	(2,798)	(2,164)
Loans, net of unearned loan fees	$1,221,735	$997,338

	For the twelve months ended
	December 31, 2004	December 31, 2003
ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of period	$12,471	$8,458
Provision for loan losses	3,900	5,250
Recoveries	801	510
Charge offs	(2,545)	(2,416)
Allowance made with business acquisition	—	669
Balance at end of period	$14,627	$12,471
Net charge-off/Average gross loans	0.16%	0.23%

	December 31, 2004	December 31, 2003
NON-PERFORMING ASSETS
Delinquent loans 90 days or more on non-accrual status	$2,679	$4,855
Delinquent loans 90 days or more on accrual status	—	209
Total non-performing loans	2,679	5,064
Other real estate owned	—	—
Restructured loans	229	529
Total non-performing assets	$2,908	$5,593
Non-performing assets/ Total assets	0.19%	0.44%
Non-performing loans/Gross loans	0.22%	0.51%
Allowance for loan losses/Gross loans	1.20%	1.25%
Allowance for loan losses/ Non-performing loans	546%	246%

	December 31, 2004	December 31, 2003
SELECTED DEPOSIT DATA
Noninterest bearing demand deposits	$328,326	$325,647
Savings and interest bearing demand deposits	442,334	291,628
Time deposits	485,315	444,140
Total deposit balances	$1,255,975	$1,061,415

	December 31, 2004	December 31, 2003
SELECTED EQUITY DATA
Total stockholders’ equity	$103,207	$84,997
Tier 1 risk-based capital ratio	9.95%	9.82%
Total risk-based capital ratio	11.58%	11.78%
Tier 1 leverage ratio	9.13%	8.84%
Book value per share	$4.42	$3.68 (1)

(1) As restated for 2004 two-for-one stock split